Exhibit 99.1

News Release

Media Contact:

Shawn Hall

937-242-9373

NewPage Corporation

8540 Gander Creek Drive

Miamisburg, OH 45342

FOR IMMEDIATE RELEASE

CURTIS SHORT NAMED NEWPAGE SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Miamisburg, Ohio - April 15, 2011 - NewPage Corporation today announced that Curtis H. Short, currently controller and chief accounting officer, has been elected as senior vice president and chief financial officer on an interim basis effective May 11, 2011, replacing David J. Prystash, who resigned from NewPage to pursue other opportunities. Mr. Short will serve in the interim role until a permanent replacement is named.

Mr. Short joined the company in April, 2009 and is responsible for managing the corporate accounting and reporting process and ensuring that all financial statements and filings are accurate, complete and timely. In addition, he ensures that corporate-wide accounting policies and appropriate controls are in place in accordance with generally accepted accounting principles and works with operations and other finance functions to improve accounting and reporting capabilities.

"Curt has a wealth of experience in driving results, enhancing the timeliness and accuracy of financial reporting and improving our finance function," stated George F. Martin, president and chief executive officer for NewPage. "I am confident in his ability to oversee the financial activities for the company as we search for a replacement CFO; and this change in leadership is not expected to have an impact on our business, customers, suppliers or other stakeholders."

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.6 billion in net sales for the year ended December 31, 2010. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.1 million tons of coated paper, approximately 1.1 million tons of uncoated paper and approximately 200,000 tons of specialty paper. To learn more, visit www.NewPageCorp.com.

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